SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2011

Diversified Global Holdings Group, Inc.
(Exact name of registrant as specified in charter)

Florida	000-53524
(State or other jurisdiction	(Commission File Number)
of incorporation)

800 North Magnolia, Suite 105, Orlando, FL	32803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 843-3344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

We have entered into a Share Exchange and Acquisition Agreement, dated as of May 16, 2011 (the “Agreement”), by and between the Company, Banyan Development LLC, a Florida limited liability company (“Banyan”), and the owners of Banyan. The Agreement provides for the acquisition by the Company of 48% of the outstanding ownership interests in Banyan, in exchange for 11,928,000 shares of our common stock.

The Agreement provides for rights in the owners of Banyan to require us to initiate the regulatory filing process for clearance by the SEC of the spin-off to our shareholders of the shares of our Banyan subsidiary, subject to our Board’s approval.

FOR THE FULL TERMS OF THE AGREEMENT, PLEASE REFER TO THE COPY THEREOF FILED AS AN EXHIBIT TO THIS REPORT.

Item 2.01. Completion of Acquisition or Disposition of Assets.

At a closing completed as of May 16, 2011, pursuant to the Agreement, we acquired from one of the owners of Banyan 48% of the outstanding limited liability company interests of Banyan, in exchange for our issuance of 11,928,000 shares of our common stock, valued at $9,538,400. The shares of our common stock we issued, and the limited liability company interests we received in exchange, at the closing are subject to the terms of an escrow agreement providing for the release of such shares and limited liability company interests upon closing of the Department of Housing and Urban Development (“HUD”) financing for Banyan’s planned assisted living facility. If such financing does not close within one year of May 16, 2011, the Agreement will terminate, subject to extension by mutual agreement of the parties or substitution of replacement assisted living facility with HUD financing in place by Banyan management that is acceptable to the Company’s Board of Directors.

ITEM 3.02. Unregistered Sales of Equity Securities

The following table sets forth the sales of unregistered securities since the Company’s last report filed under this item.

Date	Title and Amount(1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
May 2, 2011	2,500 shares of common stock issued with three year warrants to purchase 2,500 shares of common stock at an exercise price of $7.00 per share.	Private investor.	NA	$4.00 per share/NA
May 6, 2011	25,000 shares of preferred stock, convertible into 25,000 shares of common stock.	Private Investor.	NA	$2.00 per share/NA
May 2, 2011	2,000,000 shares of common stock issued to corporate executive as compensation for services rendered to the Company.	President and Chief Executive Officer.	NA	$.80 per share/NA
May 2, 2011	2,000,000 shares of common stock issued to corporate executive as compensation for services rendered to the Company.	Chairman of the Board of Directors.	NA	$.80 per share/NA
May 2, 2011	2,000,000 shares of common stock issued to corporate executive as compensation for services rendered to the Company.	Chief Financial Officer.	NA	$.80 per share/NA
May 16, 2011	11,928,000 shares of common stock issued in the acquisition of 48% of the limited liability company interests in Banyan Development LLC.	One of the owners of Banyan Development LLC.	NA	$.80 per share/NA
(1) The issuances to lenders, consultants and investors are viewed by the Company as exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), alternatively, as transactions either not involving any public offering, or as exempt under the provisions of Regulation D, Regulation S or Rule 701 promulgated by the SEC under the Securities Act.

Item 8.01 Other Events.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this report, we make statements that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report.

 Any forward-looking statements that we may make are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. Any forward-looking statements are subject to the risks and uncertainties that could cause actual results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from those expressed or implied in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. As a result, the reader is cautioned not to rely on these forward-looking statements. Due to known and unknown risks, the company’s actual results may differ materially from its expectations or projections.

Description of Banyan

Banyan’s offices are in Boynton Beach, Florida.  Banyan management has extensive experience in the commercial and residential real estate industry has repositioned itself into an Elder Care management and investment company. Banyan’s first project in the Elder Care market will be the development of its flagship property, a 100-bed Assisted Living Residence that will offer standard care options, as well as care for Alzheimer’s and other dementia related disorders.  This residentially inspired facility will be state of the art and designed to adhere to the “Eden Alternative”.   This principle-based philosophy seeks to empower caregivers to transform the outdated institutional service delivery models into a homelike elder-centric community, where life revolves around continued contact with family, animals, the outdoors and especially children.

Item 9.01 Financial Statements and Exhibits.

    (c) Exhibits

10.13	Share Exchange and Acquisition Agreement, dated as of May 16, 2011, between the Company, Banyan Development LLC and its owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSIFIED GLOBAL HOLDINGS GROUP, INC.

Date: May 20, 2011	By:	/s/ Richard Lloyd
Richard Lloyd
Chief Executive Officer